MANAGEMENT AND SERVICES AGREEMENT

THIS MANAGEMENT AND SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 2010, by and between LIFE Power and Fuels LLC
("LIFE") and Freedom Resource Enterprises Inc. (also known as “Colombia Clean Power & Fuels” or the “Company”).

A.            Services to Be Performed for the Company by LIFE.

1.  General Corporate Advisory Services.   LIFE will provide the Company, as needed, with advice in connection with (i) structuring and implementing its overall corporate finance strategy, including market positioning with respect to financial markets, (ii) review and analysis of business plans, corporate materials, and investor relations materials for distribution to prospective investors; (iii) recruitment for Board and/or other senior positions as requested, and (iv) merger and acquisition identification, analysis and structuring.   LIFE will also assist the Company on an on-going, non-exclusive basis in identifying placement agents, underwriters, lenders and other sources of financing during the term of this Agreement, as needed.

2.  Financial Advisory Services:  LIFE may identify and contact, on a non-exclusive basis, certain venture capital, underwriters and investment banking companies and other strategic investors that may provide the Company with financing or that may agree to assist the Company in equity or debt offerings.  LIFE will regularly inform the Company regarding the status of these LIFE financing contacts.

3.  Merger and Acquisition Services.  LIFE will assist the Company in identifying potential merger and/or acquisition candidates.   LIFE will assist in contacting pre-approved target companies and in structuring such transactions.

4. Equipment Leasing, Lines of Credit, Equipment Financing and other Debt or Credit Facilities.  LIFE may from time to time assist the Company in securing equipment leases or other equipment financing structures.

B. Compensation

As consideration to LIFE for the services provided hereunder, the Company agrees to pay a monthly fee to LIFE equal to the lesser of 1% of gross coal sales or $2 per ton of coal sold; provided, however, that the minimum monthly fee for services hereunder will not be less than $25,000.

C. Tail

Upon termination of the contract, LIFE shall continue to receive, for a period of five (5) years, monthly fees equal to 1% of gross coal sales or $2 per ton of coal sold from all mines and coking facilities produced from mines on concessions acquired or coke projects initiated during the time that this contract was in force.

D.  Expenses

The Company agrees to reimburse LIFE for reasonable out-of-pocket expenses, including, but not limited to travel expenses related to LIFE's performance of the services described in this Agreement (i.e. travel and lodging for LIFE professionals to destinations where the Company has requested or approved the presence of LIFE professionals).

E.  Term of Agreement

The term of this Agreement shall commence on July 1, 2010 and shall be in effect for 36 months, and shall automatically renew for an additional 12 months on each succeeding anniversary unless terminated in writing by either party.

F.  Indemnification

LIFE and the Company agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement of material facts by the other party or its affiliates or representatives.

G.  Governing Law

This Agreement shall be governed by the laws of the State of Delaware. All claims, disputes and other matters in question between the parties arising under this Agreement, shall be brought before U.S. federal courts residing in such state.

H.  Signatures

By their authorized signatures below, LIFE and the Company do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

I.  Acceptance or Rejection by the Company

The Company shall have the exclusive right, in its sole discretion, to accept or reject any business opportunity, credit facility, investment or advise presented, discovered or procured by LIFE pursuant to this agreement.

J.  Confidentiality

In the course of rendering the services provided for in this Agreement, LIFE will learn and may develop information which is considered by the Company to be confidential.  LIFE agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of the Company.  Any information that the receiving party can demonstrate:

(a)	Is or becomes generally available to the public through no breach of this Agreement;

(b)	Was previously known by the receiving party without any obligations to hold it in confidence;

(c)	Is received from a third party which the receiving party reasonably believes, after due inquiry, is free to disclose such information without restriction;

(d)	Is independently developed by the receiving party without the use of Confidential Information of the disclosing party; or

(e)
Is approved for release by written authorization of the disclosing party, but only to the extent of and subject to such conditions as may be imposed in such written authorization shall not be considered “confidential information” under this paragraph.

K.  Attorneys Fees.

In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum.

IN WITNESS WHEREOF,  LIFE and the Company have each caused this Agreement to be executed by their respective duly authorized officers, on the date and year first above written.

LIFE Power and Fuels LLC

By:	/s/ Edward P. Mooney
Edward P. Mooney
Chief Executive Officer

Freedom Resource Enterprises Inc.

/s/ Daniel M. Carlson
Daniel M. Carlson
Chief Financial Officer